Exhibit 10.8

KemPharm, Inc.

Sixth Amended and Restated

Non-Employee Director

Compensation Policy

Each member of the board of director (the “Board”) of KemPharm, Inc. (the “Company”) who is not also an employee of the Company or any subsidiary of the Company shall be entitled to the following compensation for service on the Board and its committees:

Cash Compensation

Cash compensation shall be paid in the following annual amounts. Payments shall be made in quarterly installments in arrears on the last day of each calendar quarter in which service occurred, and shall be prorated as appropriated for a director who does not serve for the full quarter.  For the avoidance of doubt, the cash compensation set forth below shall apply for the entire quarter in which this policy is adopted by the Board.

1.	Annual Board Service Retainer:

a.	All non-employee directors: $35,000
b.	Chairman of the Board, if not an employee, or lead independent director, if any (in addition to the retainer for all non-employee directors): $15,000

2.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $7,500
b.	Member of the Compensation Committee: $5,000
c.	Member of the Nominating and Corporate Governance Committee: $5,000

3.	Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

a.	Chairman of the Audit Committee: $15,000
b.	Chairman of the Compensation Committee: $10,000
c.	Chairman of the Nominating and Corporate Governance Committee: $7,500

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2014 Equity Incentive Plan, or, as the case may be, any successor equity incentive plan approved by the stockholders of the Company (the “Plan”). All stock options granted under this policy will be nonqualified stock options using the Company’s standard form of Nonqualified Stock Option Agreement under the Plan, with an exercise price per share equal to the last reported sale price of the Company’s common stock on the NASDAQ Capital Market on the date of grant or, if such grant date is not a trading date, on the last trading date prior to the grant date, and with a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

Annual Grant: On the date of each annual stockholders meeting of the Company, each director who continues to serve as a non-employee member of the Board following such stockholders meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, be granted a stock option for 15,000 shares of common stock. The stock options will vest and become exercisable in full on the earlier of (1) the first anniversary of the grant date, (2) the day before the first annual stockholders meeting occurring after the grant date or (3) immediately prior to a “Change in Control” as defined in the Plan, subject in each case to the director’s continued service on such vesting date.  For the avoidance of doubt, the common stock share number set forth above shall be on a post-reverse stock split basis (giving effect to the reverse stock split adopted by the Company in December 2020).